                                                                    EXHIBIT 99.2

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
NEN Life Sciences, Inc.

     We have audited the accompanying consolidated balance sheets of NEN Life Sciences, Inc. (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEN Life Sciences, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.



                                          /s/      ERNST & YOUNG LLP
                                          --------------------------------------

March 10, 2000, except for the last
paragraph of Note 16, as to which
the date is June 12, 2000
Boston, Massachusetts

                            NEN LIFE SCIENCES, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                 DECEMBER 31           MARCH 31
                                                              ------------------     -----------
                                                               1998       1999           2000
                                                              -------    -------     -----------
                                                                                     (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,447    $   888     $    790
  Accounts receivables less allowances ($1,101 at December
     31, 1998; $1,508 at December 31, 1999; $1,580 at
     March 31, 2000)........................................   14,908     17,602       19,438
  Inventories...............................................    8,543     10,321       11,240
  Prepaid expenses..........................................    1,973      1,132        1,203
  Deferred income taxes.....................................    2,077      2,318        2,007
  Other current assets......................................    2,986      1,294        1,189
                                                              -------    -------     --------
          Total current assets..............................   31,934     33,555       35,867
Property, plant and equipment, net..........................   36,555     34,253       34,489
Investments.................................................      502     14,941        5,204
Goodwill and other intangible assets........................   11,520     14,512       27,150
Deferred income taxes.......................................    6,648         --           --
Other.......................................................    2,456      2,181        2,081
                                                              -------    -------     --------
          Total assets......................................  $89,615    $99,442      104,791
                                                              =======    =======     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 7,686    $ 8,446     $  9,095
  Accrued expenses..........................................    9,922     14,469       15,411
  Current maturities of long-term debt......................       --      3,402        4,910
                                                              -------    -------     --------
          Total current liabilities.........................   17,608     26,317       29,416
Long-term debt, net of current portion......................   53,168     41,647       49,300
Other long-term liabilities.................................   10,353      4,142        4,895
Deferred income taxes.......................................       --      2,218        1,220
Commitments and contingencies...............................       --         --           --
Stockholders' equity:
  Class A common stock, par value $.01 per share authorized
     20,000,000 shares; 16,035,000 shares issued as of
     December 31, 1998 and 1999 and 16,146,111 shares issued
     as of March 31, 2000...................................      161        161          161
  Class B common stock, par value $.01 per share, authorized
     20,000,000 shares; none issued or outstanding..........       --         --           --
Additional paid-in capital..................................   16,333     16,333       16,833
Retained earnings (deficit).................................   (7,930)     9,039        3,008
Treasury stock, at cost (80,000 shares).....................       --        (80)         (80)
Accumulated other comprehensive income/(loss)...............      (78)      (335)          38
                                                              -------    -------     --------
          Total stockholders' equity........................    8,486     25,118       19,960
                                                              -------    -------     --------
          Total liabilities and stockholders' equity........  $89,615    $99,442     $104,791
                                                              =======    =======     ========

                See notes to consolidated financial statements.

                            NEN LIFE SCIENCES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                              PERIOD FROM
                                                              JULY 1, 1997       YEAR ENDED      FOR THE THREE MONTHS
                                                                THROUGH         DECEMBER 31         ENDED MARCH 31
                                                              DECEMBER 31,   ------------------  --------------------
                                                                  1997        1998       1999     1999         2000
                                                              ------------   -------   --------  -------     --------
                                                                                                     (Unaudited)
Net sales...................................................    $45,415      $94,784   $103,854   $26,871     $28,987
Cost of sales...............................................     21,616       41,148     44,808    11,459      12,917
                                                                -------      -------   --------   -------     -------
Gross profit................................................     23,799       53,636     59,046    15,412      16,070
Selling and marketing expenses..............................      9,547       22,813     24,122     6,535       6,624
General and administrative expenses.........................      6,330       13,891     12,354     3,026       3,210
Research and development expenses...........................      3,482        8,740      9,422     2,633       2,267
Purchased in-process research and development...............     10,000        1,200         --        --       1,010
                                                                -------      -------   --------   -------     -------
Operating profit (loss).....................................     (5,560)       6,992     13,148     3,218       2,959
Other expenses (income):
  Gain on termination of pension and retiree healthcare
     plans..................................................         --           --    (11,014)       --          --
  Unrealized (gain)/loss on warrant.........................         --           --    (10,079)       --       9,762
  Interest expense..........................................      3,626        5,225      5,074     1,313       1,282
  Interest income...........................................       (463)        (343)      (247)      (62)        (63)
  Foreign currency exchange loss............................        277          148        419       297         163
  Amortization and other....................................        793          984      1,198       289         358
                                                                -------      -------   --------   -------     -------
Income (loss) before income tax expense (benefit)...........     (9,793)         978     27,797     1,381      (8,543)
Income tax expense (benefit)................................     (1,124)          80     10,828       538      (3,049)
                                                                -------      -------   --------   -------     -------
Net income (loss)...........................................    $(8,669)     $   898   $ 16,969   $   843     $(5,494)
                                                                =======      =======   ========   =======     =======
Net income (loss) per share:
  Basic.....................................................    $  (.57)     $   .06   $   1.06   $   .05     $   .34
                                                                =======      =======   ========   =======     =======
  Diluted...................................................    $  (.57)     $   .06   $   1.02   $   .05     $   .34
                                                                =======      =======   ========   =======     =======

                See notes to consolidated financial statements.

                            NEN LIFE SCIENCES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                                       ACCUMULATED                   NET
                                                  ADDITIONAL   RETAINED                   OTHER                 COMPREHENSIVE
                              SHARES     COMMON    PAID-IN     EARNINGS    TREASURY   COMPREHENSIVE                INCOME
                              ISSUED     STOCK     CAPITAL     (DEFICIT)    STOCK         LOSS         TOTAL       (LOSS)
                            ----------   ------   ----------   ---------   --------   -------------   -------   -------------
  Class A common stock
    issued at inception...     150,000    $  2     $14,998                                            $15,000
  Class A common stock
    issued July 2 through
    December 31, 1997.....       8,300                 830                                                830
  Net loss for the period
    July 1 through
    December 31, 1997.....                                     $ (8,669)                               (8,669)    $ (8,669)
                                                                                                                  --------
  Net comprehensive
    loss..................                                                                                        $ (8,669)
                            ----------    ----     -------     --------                               -------     ========
Balance at December 31,
  1997....................     158,300       2      15,828       (8,669)                                7,161
  Class A common stock
    issued................       2,050                 205                                                205
  Stock dividend..........  15,874,650     159                     (159)
  Issuance of equity
    warrant in connection
    with the ABL
    acquisition...........                             300                                                300
  Net income for the year
    ended December 31,
    1998..................                                          898                                   898     $    898
  Loss on foreign exchange
    contracts.............                                                                $ (78)          (78)         (78)
                                                                                                                  --------
  Net comprehensive
    income................                                                                                        $    820
                            ----------    ----     -------     --------                   -----       -------     ========

Balance at December 31,
  1998....................  16,035,000     161      16,333       (7,930)                    (78)        8,486
  Purchase of 80,000
    shares................                                                   $(80)                        (80)
  Net income for the year
    ended December 31,
    1999..................                          16,969                                             16,969     $ 16,969
  Loss on foreign exchange
    contracts.............                                                                 (257)         (257)        (257)
                                                                                                                  --------
  Net comprehensive
    income................                                                                                        $ 16,712
                            ----------    ----     -------     --------      ----         -----       -------     ========
Balance at December 31,
  1999....................  16,035,000     161      16,333        9,039       (80)         (335)       25,118
  Class A common stock
    issued................     111,000                 500                                                500
  Dividend................                                         (537)                                 (537)
  Net loss for the three
    months ended March 31,
    2000 (unaudited)......                                       (5,494)                               (5,494)    $ (5,494)
  Gain on foreign exchange
    contracts.............                                                                  373           373          373
                                                                                                                  --------
  Net comprehensive loss..                                                                                        $ (5,121)
                            ----------    ----     -------     --------      ----         -----       -------     ========
Balance at March 31, 2000
  (unaudited).............  16,146,000    $161     $16,833     $  3,008      $(80)        $  38       $19,960
                            ==========    ====     =======     ========      ====         =====       =======


               See notes to consolidated financial statements.

                            NEN LIFE SCIENCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                PERIOD FROM                              FOR THE THREE
                                                                JULY 1, 1997         YEAR ENDED              MONTHS
                                                                  THROUGH            DECEMBER 31         ENDED MARCH 31
                                                                DECEMBER 31,     -------------------  --------------------
                                                                    1997           1998       1999       1999      2000
                                                              ----------------   --------   --------  ---------  ---------
                                                                                                           (Unaudited)
OPERATING ACTIVITIES
  Net income (loss).........................................      $ (8,669)      $    898   $ 16,969   $  843    $(5,495)
  Adjustments to reconcile net income (loss) to cash
    provided (used) by operating activities:
    Loss on foreign currency transactions...................           115            148        229       83         40
    Depreciation and amortization...........................         2,450          5,518      6,867    1,675      1,979
    Gain on termination of pension and retiree healthcare
      plans.................................................            --             --    (11,014)      --         --
    Unrealized (gain)/loss on warrant.......................            --             --    (10,079)      --      9,762
    Loss on disposal of fixed assets........................            --             --         30       --         --
    Charge for purchased in-process research and
      development...........................................        10,000          1,200         --       --      1,010
    Deferred income taxes...................................        (2,284)          (691)     8,588      (78)    (3,916)
    Cash (used in) provided by:
      Accounts receivable...................................           272         (1,123)    (3,286)  (9,061)    (1,686)
      Due to/from DuPont....................................           965           (242)       934       --         --
      Inventories...........................................         4,056             99     (1,813)     193       (118)
      Prepaid expenses and other current assets.............        (2,179)        (1,863)     1,621     (148)       (90)
      Accounts payable......................................         7,940          4,265        951    2,027        612
      Accrued expenses......................................           248            371      3,636      283      1,146
      Other.................................................         1,514          2,287      1,509    1,776        634
                                                                  --------       --------   --------   ------    -------
        Net cash provided (used) by operating activities....        14,428         10,867     15,142   (2,407)     3,878

FINANCING ACTIVITIES
  Long-term debt borrowings.................................        70,000          3,100         --    2,150      7,300
  Principal payments on long-term debt......................       (10,000)       (10,336)    (8,101)      --     (1,639)
  Proceeds from issuance of common stock....................        15,830            205         --       --        500
  Acquisition of treasury stock.............................            --             --        (80)     (80)        --
                                                                  --------       --------   --------   ------    -------
        Net cash provided by (used in) financing
          activities........................................        75,830         (7,031)    (8,181)   2,070      6,161

INVESTING ACTIVITIES
  Capital expenditures......................................        (1,003)        (9,296)    (3,314)    (330)    (1,166)
  Investments and intangibles...............................            --           (503)    (2,995)      --     (1,261)
  Acquisition of NEN assets.................................       (84,289)         6,588         --       --         --
  Acquisition of ABL........................................            --         (4,446)    (1,275)      --       (350)
  Acquisition of Receptor Biology, net of cash acquired.....            --             --         --       --     (7,278)
                                                                  --------       --------   --------   ------    -------
        Net cash used in investing activities...............       (85,292)        (7,657)    (7,584)    (330)   (10,055)
                                                                  --------       --------   --------   ------    -------
        Net change in cash and cash equivalents.............         4,966         (3,821)      (623)    (667)       (16)

Effect of exchange rate changes on cash and cash
  equivalents...............................................           162            140         64      194        (82)
Cash and cash equivalents at beginning of period............            --          5,128      1,447    1,447        888
                                                                  --------       --------   --------   ------    -------
Cash and cash equivalents at end of period..................      $  5,128       $  1,447   $    888   $  974    $   790
                                                                  ========       ========   ========   ======    =======

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................      $  2,388       $  5,518   $  4,504
  Income taxes paid.........................................         2,176          1,205        478

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
  Warrant issued as part of acquisition.....................            --            300         --
  Warrant received as part of strategic agreement...........            --             --      4,358
  Promissory note issued in connection with Receptor Biology
    acquisition.............................................            --             --         --       --      3,500
  Dividend out of ownership interest in Orchid Bio
    Science, Inc. ..........................................            --             --         --       --        547

                See notes to consolidated financial statements.

                            NEN LIFE SCIENCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1.  SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     NEN Life Sciences, Inc. (NEN or the Company) designs, manufactures and markets in-vitro biochemicals (chemical and biological testing products, radioactive isotopes and radioactively and non-radioactively labeled reagents) for labeling and detection in research and clinical diagnostic applications for academic, government, industrial, pharmaceutical and clinical research laboratories worldwide.

     In April 2000, the Company changed its name from NEN Holding, Inc. to NEN Life Sciences, Inc.

  Principles of Consolidation

     The consolidated financial statements include the accounts of all subsidiaries of the Company. All significant intercompany transactions are eliminated. NEN has determined that the U.S. dollar is the functional currency of its worldwide operations and that the functional currency determination is appropriate to the economic environment in which NEN operates. The financial data of foreign subsidiaries is translated using current exchange rates at the end of the year for balance sheet accounts, except for inventories and property, plant and equipment, which are translated at historical rates, and average exchange rates for operations, except for expenses related to balance sheet amounts that are translated at historical rates. Translation and transaction gains and losses are reflected in the statements of operations.

     The Company was incorporated in March 1997 and was inactive until the acquisition of the NEN Life Science Products business from E.I. du Pont de Nemours and Company (DuPont) on July 1, 1997, as described in Note 12.

  Unaudited Interim Financial Statements

     The consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     The Company recognizes revenue from product sales when goods are shipped to customers and provides for estimated returns and allowances. Proceeds received in advance of product shipment are recorded as deferred revenue in the balance sheet until the products are shipped.

  Research and Development Expenses

     Research and development costs are charged to expense as incurred.

  Advertising

     Advertising costs are expensed as incurred and are included in selling and marketing expense. Advertising expense for the period July 1, 1997 through December 31, 1997 (the 1997 Period), 1998 and 1999 amounted to $786,000,
$2,113,000 and $1,334,000, respectively.

                            NEN LIFE SCIENCES, INC.

  Income Taxes

     The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between the tax and financial reporting basis of assets and liabilities. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefit, or that future deductibility is uncertain.

  Earnings Per Share

     Basic earnings per share have been computed based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share have been computed based upon the weighted-average number of common shares outstanding during the year, adjusted for the dilutive effect of shares issuable upon the exercise of stock options and warrants determined based upon the average market price for the period.

  Cash Equivalents

     Cash equivalents are stated at cost plus accrued interest, which approximates market. The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

  Concentration of Credit Risk

     The Company invests its excess cash in both deposits with major banks throughout the world and in a U.S. government security-based money market fund. The Company has not incurred any related losses. The carrying amount of cash equivalents approximates fair value. No cash equivalents were held at December 31, 1998. At December 31, 1999, $467,000 in cash equivalents were held.

     The Company sells a broad range of products in many countries of the world. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

  Inventories

     Inventories are stated at the lower of cost or market with cost determined by the first-in, first-out, (FIFO) method. Market costs are based on the lower of replacement cost or estimated net realizable value.

  Property and Equipment

     Property and equipment are stated on the basis of cost. The Company principally uses the straight-line method of depreciation for financial reporting purposes to amortize the cost of the assets over their estimated useful lives. Upon disposal of property, plant and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in earnings. Fully depreciated assets are not removed from the accounts until physical disposition. Expenditures for maintenance and repairs are charged to expense as incurred.

                            NEN LIFE SCIENCES, INC.

  Capitalized Interest

     Interest in the amount of $257,000 was capitalized in 1998 in connection with the Company's development of computer software for internal use. No interest was capitalized in 1999 or the 1997 Period. The amount capitalized was computed by applying the effective interest rate on the Company's borrowings to the amount of cost capitalized on the project until implementation. Costs incurred relating to development of the information technology project were approximately $.6 million and $11.2 million in the 1997 Period and 1998, respectively, of which an aggregate of approximately $7.5 million was capitalized and is being amortized over the useful lives of the related hardware and software.

  Goodwill and Other Intangible Assets

     The excess of aggregate purchase price over the fair value of net assets acquired is amortized by use of the straight-line method for periods of 20 years (in the case of the acquisition of Advanced Bioconcept described in Note 11) and 40 years (in the case of the acquisition of the NEN Life Science Products business described in Note 12).

     The cost of patents acquired as part of the July 1, 1997 purchase of the NEN business from DuPont are being amortized over the average estimated remaining economic life of the patents acquired (seven years). Costs of other intangibles, principally patents, acquired or internally developed subsequent to July 1, 1997, are being amortized over the estimated useful life of the items.

     License agreements and other intangibles are amortized on a straight-line basis over the estimated useful lives of the assets.

  Long-Lived Assets

     NEN continually evaluates the reasonableness of its amortization of intangibles and depreciation of property, plant and equipment. If it becomes probable that expected future undiscounted cash flows associated with the asset are less than the carrying value, the asset is written down to fair value. Based on the Company's review as of December 31, 1999, no impairment was evident.

  Environmental Matters

     Accruals for environmental matters are recorded as an expense when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company accrues its estimate of the costs to dispose of both radioactive and other hazardous wastes resulting from various production processes as the waste is generated.

     Liabilities related to future remediation costs are recorded when environmental assessments and/or clean ups are probable, and the cost can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals is generally based on the Company's commitment to a formal plan of action such as an approved remediation plan.

     The Company utilizes a $5.6 million letter of credit to collaterize its potential obligation for decommissioning its Boston and Billerica, Massachusetts sites, should such decommissioning be required. Management does not expect any material loss to result from the letter of credit because performance is not expected to be required, and, therefore, is of the opinion that the fair value of these instruments is zero.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock

                            NEN LIFE SCIENCES, INC.

options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation. (See Note 10).

  Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income (Statement 130), which became effective for the Company in 1998. Statement 130 requires that an enterprise classify items of other comprehensive income, as defined therein, by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the balance sheet.

     In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP, which was adopted by the Company in March 1998, requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. In the prior year, the Company capitalized such costs on a basis consistent with SOP 98-1.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities(Statement
133). The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company adopted Statement 133 in September 1998 in connection with its execution of a series of foreign exchange hedging transactions, as described in Note 9. The Company did not have any significant hedging activity prior to that date. The Company received a warrant in 1999 in connection with a strategic business relationship (see Note
9). The warrant is a derivative under Statement 133.

     The adoption of Statement 133 in September 1998 and the foreign exchange hedging transaction described in Note 9 resulted in comprehensive income being recorded in September 1998. The Company has no other elements of comprehensive income.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (the Interpretation). This Interpretation clarifies how companies should apply the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees. The Interpretation will be applied prospectively to new awards, modifications to outstanding awards, and changes in employee status on or after July 1, 2000, except as follows: the definition of an employee applies to awards granted after December 15, 1998; the Interpretation applies to modifications that reduce the exercise price of an award after December 15, 1998; and the Interpretation applies to modifications that add a reload feature to an award made after January 12, 2000. At the present time, there are no awards granted by the Company which would result in an adjustment at July 1, 2000 as a result of this Interpretation.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. SAB 101 clarifies the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. During 2000, the SEC issued amendments SAB 101A and SAB 101B, which deferred the effective date of SAB

                            NEN LIFE SCIENCES, INC.

101. The Company believes its current accounting is consistent with this SAB, and therefore, the adoption of the SAB is not expected to have a significant impact on the Company's financial statements.

  Reclassifications

     Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the presentation used for the year ended December 31, 1999.

2.  INVENTORIES

     Inventories consist of the following (in thousands):

                                                               DECEMBER 31
                                                            -----------------    MARCH 31,
                                                             1998      1999        2000
                                                            ------    -------   ----------
                                                                                (Unaudited)
Finished products.........................................  $1,834    $ 2,561     $ 3,911
Work in process...........................................   5,290      6,332       5,824
Raw material..............................................   1,419      1,428       1,505
                                                            ------    -------     -------
                                                            $8,543    $10,321     $11,240
                                                            ======    =======     =======

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                         ESTIMATED          DECEMBER 31
                                        USEFUL LIVES    -------------------
                                          (YEARS)        1998        1999
                                        ------------    -------    --------
Land..................................                  $ 2,250    $  2,250
Buildings and improvements............    10 to 40        6,331       6,699
Equipment.............................    3 to 15        34,435      37,339
                                                        -------    --------
                                                         43,016      46,288
Less allowance for depreciation.......                   (6,461)    (12,035)
                                                        -------    --------
                                                        $36,555    $ 34,253
                                                        =======    ========

     Depreciation expense for the 1997 Period, 1998 and 1999 was $1,995,000, $4,513,000 and $5,589,000, respectively.

     In addition, the Company leases production and office space and equipment under various cancelable and non-cancelable operating leases. Rental expense for the 1997 Period, 1998 and 1999 was approximately $133,000, $385,000 and $701,000, respectively.

                            NEN LIFE SCIENCES, INC.

     At December 31, 1999, aggregate minimum annual rental commitments under operating leases with initial or remaining non-cancelable lease terms of one year or more consisted of the following (in thousands):

2000........................................................  $  926
2001........................................................     875
2002........................................................     563
2003........................................................     284
2004........................................................     197
Thereafter..................................................     192
                                                              ------
                                                              $3,037
                                                              ======

4.  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist of the following (in thousands):

                                                              DECEMBER 31
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
Goodwill -- gross........................................  $ 6,513    $ 7,789
Less accumulated amortization............................     (150)      (412)
                                                           -------    -------
Goodwill -- net..........................................    6,363      7,377

Patents and trademarks -- gross..........................    6,370      6,370
Less accumulated amortization............................   (1,324)    (2,233)
                                                           -------    -------
Patents and trademarks -- net............................    5,046      4,137

License agreements and other intangibles -- gross........      151      3,146
Less accumulated amortization............................      (40)      (148)
                                                           -------    -------
License agreements and other intangibles -- net..........      111      2,998
                                                           -------    -------

Total intangible assets -- gross.........................   13,034     17,305
Less accumulated amortization............................   (1,514)    (2,793)
                                                           -------    -------

Total intangible assets -- net...........................  $11,520    $14,512
                                                           =======    =======

     Amortization expense for the 1997 Period, 1998 and 1999 was $483,000, $1,031,000 and $1,279,000, respectively.

                            NEN LIFE SCIENCES, INC.

5.  CURRENT LIABILITIES

     Accrued expenses consist of the following (in thousands):

                                                               DECEMBER 31
                                                            -----------------
                                                             1998      1999
                                                            ------    -------
Accrued salaries and wages................................  $4,297    $ 6,390
Accrued income taxes......................................     388      2,202
Deferred revenue..........................................       -        867
Accrued royalties.........................................     199        730
Accrued professional fees.................................   2,188        594
Accrued interest..........................................     395        531
Accrued waste disposal....................................     375        418
Accrued freight...........................................     224        621
Other.....................................................   1,856      2,116
                                                            ------    -------
                                                            $9,922    $14,469
                                                            ======    =======

6.  LONG-TERM OBLIGATIONS, BANK CREDIT ARRANGEMENTS AND COMMITMENTS

     The Company has available a term loan facility ($50 million outstanding at December 31, 1998 and $45 million outstanding at December 31, 1999) with varying maturities through 2005, and a revolving credit agreement for $20 million expiring in 2002 to support overall working capital needs. There were no borrowings outstanding under the revolving credit agreement at December 31, 1999 ($3.1 million was outstanding at December 31, 1998). The agreement contains various market rate borrowing options for the term loans and revolver (which range from base rate plus 1.75% to 2.25% or LIBOR plus 2.75% to 3.25%) and is secured by all of the Company's assets. At December 31, 1999, the interest rates ranged from 8.94% to 9.75%. Financial covenants limit the Company's borrowing capacity, require minimum EBITDA, interest coverage and fixed coverage ratios, and restrict capital expenditures and dividend payments.

     The Company estimates that the fair value of its long-term debt at December 31, 1998 and 1999 approximates its carrying value because the debt bears interest at or near market rates for similar issues.

     Maturities of long-term debt, including the current portion for the five years following December 31, 1999 are as follows: $3.4 million in 2000, $5.8 million in 2001, $4.9 million in 2002, $3.7 million in 2003, $18.8 million in 2004 and $8.5 million in 2005.

     The Company has entered into various agreements which require the Company to pay a specific percentage of product sales and/or a minimum royalty. These agreements have different terms (expirations through 2022), include a variety of renewal options and were acquired directly by NEN or via assignment as a result of the acquisition of the NEN Life Science Products Business described in Note
12. Expense under these agreements are recognized on an as-earned basis and recorded in the period earned as a component of cost of sales. Expense associated with these agreements was approximately $137,000 in the 1997 Period, $942,000 in 1998 and $2,268,000 in 1999.

                            NEN LIFE SCIENCES, INC.

7.  INCOME TAXES

     The components of income (loss) before income tax expense (benefit) consisted of the following (in thousands):

                                               JULY 1, 1997       YEAR ENDED
                                                 THROUGH          DECEMBER 31
                                               DECEMBER 31     -----------------
                                                   1997         1998      1999
                                               ------------    ------    -------
United States................................    $(10,378)     $1,777    $27,247
Foreign......................................         585        (799)       550
                                                 --------      ------    -------
                                                 $ (9,793)     $  978    $27,797
                                                 ========      ======    =======

     The provision for (benefit from) income taxes is as follows (in thousands):

                                                JULY 1, 1997       YEAR ENDED
                                                  THROUGH         DECEMBER 31
                                                DECEMBER 31     ----------------
                                                    1997        1998      1999
                                                ------------    -----    -------
Current:
  Federal.....................................    $   709       $ 344    $ 1,678
  State.......................................        181          46         21
  Foreign.....................................        270         326        371
                                                  -------       -----    -------
                                                    1,160         716      2,070
Deferred:
  Federal.....................................     (1,745)       (311)     6,744
  State.......................................       (539)       (325)     1,977
  Foreign.....................................          -           -         37
                                                  -------       -----    -------
                                                   (2,284)       (636)     8,758
                                                  -------       -----    -------
                                                  $(1,124)      $  80    $10,828
                                                  =======       =====    =======

     A reconciliation between the provision for (benefit from) income taxes and the amount computed through the application of the U.S. statutory tax rate (34% for the 1997 Period and 1998 and 35% for 1999) to income (loss) before income tax expense (benefit) taxes is as follows (in thousands):

                                                JULY 1, 1997       YEAR ENDED
                                                  THROUGH         DECEMBER 31
                                                DECEMBER 31     ----------------
                                                    1997        1998      1999
                                                ------------    -----    -------
Income tax expense (benefit) at statutory
  rate........................................    $(3,330)      $ 332    $ 9,729
Add (deduct):
  In-process research and development.........      2,064          --         --
  Research and development tax credits........         --        (388)      (465)
  State income taxes, net of federal income
     tax benefit..............................       (237)       (200)     1,299
  Other items.................................        379         336        265
                                                  -------       -----    -------
                                                  $(1,124)      $  80    $10,828
                                                  =======       =====    =======

                            NEN LIFE SCIENCES, INC.

     Deferred income taxes for 1998 and 1999 reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Deferred tax assets (liabilities) are as follows (in thousands):

                                                              DECEMBER 31
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
Deferred tax assets:
  Net operating loss and tax credit carryforwards........  $ 2,521    $ 2,390
  Intangible assets......................................    2,245      2,106
  Post retirement/employee benefits......................    4,030         84
  Accrued liabilities not deductible until paid..........    1,188      1,357
  Inventory/other reserves...............................    1,528      1,561
                                                           -------    -------
       Total deferred tax assets.........................   11,512      7,498
Deferred tax liabilities:
  Unrealized gain on warrant.............................       --     (4,088)
  Depreciation and other.................................   (2,787)    (3,310)
                                                           -------    -------
       Total deferred tax liabilities....................   (2,787)    (7,398)
                                                           -------    -------
          Net deferred tax assets........................  $ 8,725    $   100
                                                           =======    =======

     At December 31, 1999, net operating loss and tax credit carryforwards consisted of research and development tax credits of $1,164,000, which expire in 2018 and 2019, alternative minimum tax credits of $1,002,000 and state investment tax credits of $224,000, which expire in 2002.

     Undistributed earnings of foreign subsidiaries aggregated approximately $1,300,000 at December 31, 1999, which, under existing law, will not be subject to U.S. tax until distributed as dividends. Because the earnings have been or are intended to be indefinitely reinvested in foreign operations, no provision has been made for U.S. income taxes that may be applicable thereto.

     The income tax expense (benefit) for the three months ended March 31, 2000 is computed based on (a) the estimated effective tax rate for 2000 for the results of operation excluding the purchased in-process research and development charge (for which there is no benefit) and the unrealized loss on warrant and (b) the combined federal and state rate used in 1999 to establish the deferred tax on the unrealized gain on the warrant that is being reversed by the first quarter 2000 unrealized loss on the warrant. The change in deferred taxes in the first quarter of 2000 is principally the reversal of the deferred tax liability resulting from the first quarter 2000 unrealized loss on the warrant.

8.  RETIREMENT PLANS

     The Company terminated its noncontributory defined benefit plan and retiree healthcare plan which covered substantially all U.S. employees in August 1999. The gain on termination of the plans consists of a gain on curtailment ($16,250,000), a settlement loss ($5,009,000) and expenses related to the termination. The benefits from the pension plan were based primarily on employees' years of service and pay near retirement. The retiree healthcare plan provided benefits for retired U.S. employees and their eligible dependents on a cost-sharing basis. The Company's U.S. employees became eligible for such benefits when they achieved age 50 with 15 years of service. The Company did not fund the retiree healthcare arrangements. In connection with the pension plan termination, which was announced in August 1999, the Company invested its pension assets in bonds with a similar duration and maturity to its pension liability. The pension assets will be distributed to employees or used to purchase annuities in 2000 in complete satisfaction of the Company's U.S. pension obligation. The excess pension assets will be distributed to participants in the pension plan.

     The retiree healthcare plan was terminated in 1999 for all participants who were not currently retired and had elected retiree healthcare.

     Pension coverage for employees of non-U.S. subsidiaries are through government programs or are provided under separate plans and funded through deposits with trustees under insurance policies. The amounts under these programs are not significant.

                            NEN LIFE SCIENCES, INC.

     A reconciliation of the changes in the plans' benefit obligation and fair value of assets for the period from July 1, 1997 through December 31, 1997 and for each of the two years in the period ended December 31, 1999, and a statement of funded status as of December 31 of each period follows (in thousands):

                                                  PENSION PLAN             RETIREE HEALTHCARE PLAN
                                           ---------------------------   ---------------------------
                                            1997      1998      1999      1997      1998      1999
                                           -------   -------   -------   -------   -------   -------
RECONCILIATION OF BENEFIT OBLIGATION
Obligation at beginning of period........  $20,300   $21,729   $25,628   $ 4,935   $ 5,272   $ 6,948
Service cost.............................      693     1,549     1,068       161       399       248
Interest cost............................      736     1,448       966       176       392       289
Actuarial (gain) loss....................       --       917      (166)        -       887      (877)
Gain due to curtailment..................       --        --    (9,854)       --        --    (6,396)
Settlement loss..........................       --        --     5,009        --        --        --
Benefits payments........................       --       (15)      (37)       --        (2)       (4)
                                           -------   -------   -------   -------   -------   -------
Obligation at December 31................  $21,729   $25,628   $22,614   $ 5,272   $ 6,948   $   208
                                           =======   =======   =======   =======   =======   =======
RECONCILIATION OF FAIR VALUE OF PLAN
  ASSETS
Fair value of plan assets at beginning of
  period.................................       --   $19,316   $22,897        --        --        --
Actual return on plan assets.............  $   956     3,586      (110)       --        --        --
Transfer of pension assets from DuPont as
  part of NEN acquisition................   18,360        38        --        --        --        --
Employer contributions...................       --        --        --        --   $     2   $     4
Benefit payments.........................       --       (15)      (37)       --        (2)       (4)
Expenses.................................       --       (28)     (136)       --        --        --
                                           -------   -------   -------   -------   -------   -------
Fair value of plan assets at December
  31.....................................  $19,316   $22,897   $22,614   $    --   $    --   $    --
                                           =======   =======   =======   =======   =======   =======
FUNDED STATUS OF PLAN
Funded status at December 31.............  $(2,413)  $(2,731)  $    --   $(5,272)  $(6,948)  $  (208)
Unrecognized actuarial (gain) loss.......     (177)   (1,214)       --        --       887        --
                                           -------   -------   -------   -------   -------   -------
Net pension liability recognized on the
  consolidated balance sheet.............  $(2,590)  $(3,945)  $    --   $(5,272)  $(6,061)  $  (208)
                                           =======   =======   =======   =======   =======   =======

     Net periodic benefit cost for the plans are as follows (in thousands):

                                                     PENSION PLAN              RETIREE HEALTHCARE PLAN
                                           --------------------------------   --------------------------
                                           JULY 1, 1997      YEAR ENDED       JULY 1, 1997   YEAR ENDED
                                             THROUGH         DECEMBER 31        THROUGH      DECEMBER 31
                                           DECEMBER 31    -----------------   DECEMBER 31    -----------
                                               1997        1998      1999         1997       1998   1999
                                           ------------   -------   -------   ------------   ----   ----
Service cost--benefits earned during the
  period.................................     $ 693       $ 1,549   $ 1,068       $161       $399   $248
Interest cost on projected benefit
  obligation.............................       736         1,448       966        176        392    289
Recognized loss on termination...........        --            --        --         --         --     14
Expected return on plan assets...........      (779)       (1,642)   (1,134)        --         --     --
                                              -----       -------   -------       ----       ----   ----
                                              $ 650       $ 1,355   $   900       $337       $791   $551
                                              =====       =======   =======       ====       ====   ====

                            NEN LIFE SCIENCES, INC.

     The weighted average assumptions as of December 31 used in the measure of the Company's benefit obligations are:

                                                PENSION PLAN            RETIREE HEALTHCARE PLAN
                                          ------------------------      ------------------------
                                          1997      1998      1999      1997      1998      1999
                                          ----      ----      ----      ----      ----      ----
Discount rate...........................  7.25%     6.75%     7.25%     7.25%     6.75%     7.25%
Expected return on plan assets..........  8.50%     8.50%     8.50%      N/A       N/A       N/A
Rate of compensation increases..........  4.73%     4.73%     4.73%      N/A       N/A       N/A

     For measurement purposes, prior to July 31, 1999, a 9.0% annual rate of increase in the per capita cost of company-provided healthcare benefits was assumed for 1999. The rate was assumed to decrease gradually by 1/2% annually to 6% in 2006 and remain at that level thereafter.

     After July 31, 1999, the trend rate before age 65 is 37% for 1999, 8% for 2000, decreasing 1/2% annually to 5%, and after age 65 the trend rate is 37% for 1999, 10% for 2000, 9% for 2001, 8% for 2002, then decreasing 1/2% annually to 5%.

     Assumed healthcare cost trend rates have an effect on the amounts reported for the healthcare plan. A 1% change in assumed healthcare cost trends would have the following effects (in thousands):

                                                              1% INCREASE   1% DECREASE
                                                              -----------   -----------
Effect on total of service and interest cost components for
  the year ended December 31, 1999..........................     $127          $(96)

Effect on December 31, 1999 post retirement benefit
  obligation................................................       22           (18)

     The Company also sponsors a defined contribution savings plan for eligible U.S. employees. The Company contributed 50% of the first 4% of an employee's pre-tax contribution in 1998 and 1999. The contribution percentage was increased to 100% of the first 5% effective January 1, 2000. Expenses related to the savings plan were $240,000 in the 1997 Period, $431,000 in 1998 and $466,000 in 1999.

9.  FINANCIAL INSTRUMENTS

     The Company operates internationally and, as a result, is exposed to foreign currency fluctuations. Specifically, the exposure includes firm or forecasted intercompany trade accounts, intercompany loans, and third-party sales or payments. In an attempt to reduce the risk that the amounts due will be adversely affected by changes in foreign currency exchange rates, foreign currency forward contracts are utilized and accounted for as hedging instruments. The Company does not use derivative financial instruments for speculative purposes.

     Financial Accounting Standards Board Statement No. 133 Accounting for Derivative Instruments and Hedging Activity (Statement 133) requires that all derivative financial instruments, such as foreign exchange contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of comprehensive income) depending on whether the derivative is being used to hedge changes in fair value (in our case a firm commitment) or cash flow (in our case a forecasted foreign exchange transaction). Fair values of the financial instruments are determined by reference to market values based on the end of month spot rate for the Yen, the contract rate and the time period to settlement.

     NEN records the foreign exchange contracts at fair value in its consolidated balance sheet, and the related gains or losses on these contracts (which are cash flow hedges as they are hedging forecasted sales in a future month and the related receipt of Yen) are deferred in shareholders' equity (as a component of

                            NEN LIFE SCIENCES, INC.

comprehensive income). The deferred gains and losses are recognized in income in the respective sales month. The contracts are then considered fair value hedges until the related receivable is due.

     As of December 31, 1999, the Company has one contract to sell 39 million Japanese Yen for $350,000 with a settlement date of January 20, 2000, related to Japanese Yen receivables outstanding at December 31, 1999. In addition, the Company has 12 contracts to sell 399 million Japanese Yen for $3.8 million, with settlement dates from February 2000 to January 2001, related to forecasted transactions in 2000.

     As of December 31, 1998, the Company had three contracts to sell 193 million Yen for $1.5 million with settlement dates from January 21, 1999 to March 19, 1999, related to Yen receivables outstanding at December 31, 1998. In addition, the Company had 12 contracts to sell 551 million Yen for $4.7 million, with settlement dates from April 20, 1999 to March 21, 2000, related to forecasted transactions in 1999.

     No gain or loss has been recognized in 1998 or 1999 related to hedge ineffectiveness, as defined in Statement 133.

     In October 1999, the Company entered into a strategic relationship with an e-commerce provider for scientific and laboratory products. As a part of the agreement, the Company received a warrant to purchase 350,083 shares of common stock at a purchase price of $0.01 per share. The warrant is dated November 1, 1999 and expires on the tenth anniversary of the warrant. The shares exercisable under the warrant agreement vest over a five-year period (20% on each anniversary date). The warrant agreement and the Company's right to acquire any unexercised shares is terminated if the strategic relationship is terminated or if the provider is no longer the Company's exclusive e-commerce provider.

     The Company determined that the initial value of the warrant agreement (based on the original offering price of the strategic partner who completed an initial public offering in November 1999, discounted for termination risk) was $4.4 million. The initial value will be reflected in earnings over the five-year contract period on a straight-line basis. At December 31, 1999, $3.5 million of the deferred revenue is included in other long-term liabilities and $867,000 is included in accrued expenses.

     The warrant agreement is a Derivative Instrument under Statement 133. Accordingly, the warrant is carried at fair market value, with the change in fair market value recognized in earnings. The fair market value at December 31, 1999 was determined to be $14.4 million, based on the December 31, 1999 closing price of the underlying stock, discounted for termination risk. The $10.1 million increase in fair market value is reflected in 1999 earnings.

     The price of the underlying stock declined from $79.50 at December 31, 1999 to $25.75 at March 31, 2000. As a result, an unrealized loss of $9.8 million was recorded in the first quarter of 2000. The decline continued in April with the closing price of the underlying stock dropping to $13.00 resulting in an additional $2.5 million of unrealized loss in April 2000.

10.  STOCKHOLDERS' EQUITY

  Stock Split

     On July 17, 1998, the Company effected a 100-for-1 stock split in the form of a stock dividend. Shareholders of record on July 17, 1998 received 99 additional shares of common stock for every share they owned on July 17, 1998. Share data for all periods presented herein have been adjusted to give effect to the stock split.

  Stock Purchase Warrant

     In connection with the Company's acquisition of Advanced Bioconcept (1994) Ltd. described in Note 11, the Company issued a Stock Purchase Warrant (Warrant). The Warrant allows the purchase of between 81,183 and 324,734 shares of NEN Class A common stock at $.01 per share. The Company has reserved 324,734 shares related to the Warrant. The actual number of shares that can be acquired is based on the ratio of Advanced Bioconcept sales to consolidated sales at the liquidity event, as defined in the

                            NEN LIFE SCIENCES, INC.

Warrant agreement. As of December 31, 1999, the ratio would result in 81,183 shares being available for purchase under the Warrant. The Warrant expires in August 2008.

     The fair value of the Warrant was determined to be $300,000 when it was issued based on negotiation of value between the parties at the time of sale.

  Stock Options

     The Board of Directors adopted and the Shareholders approved the 1997 Equity Incentive Plan (the Plan). The Plan provides for the issuance of up to 2,700,000 shares (increased from 1,666,700 on April 17, 1998 and from 1,966,700 on December 28, 1999) of Common Stock (either Class A common stock or Class B common stock) in connection with stock options or other awards under the Plan. The Plan allows a committee of the Board of Directors (the Committee) to grant incentive stock options, non-qualified stock options, stock appreciation rights and stock awards (including the use of restricted stock and phantom shares). The Committee has the authority to determine the employees who will receive the rewards, the amount of the awards, and other terms and conditions of the award. Payments may be in cash and, to the extent permitted by the Committee, by common stock or a combination thereof.

     The Plan provides that shares granted come from the Company's authorized but unissued or reacquired common stock and be granted at fair market value on the date of the grant. The options currently outstanding become exercisable over a five-to eight-year period commencing one year from the date of grant and expire ten years after the date of grant.

     A summary of the status of the Company's stock option plan is as follows:

                                                           DECEMBER 31
                                                  ------------------------------
                                                    1997       1998       1999
                                                  --------   --------   --------
Options exercisable.............................        --    201,680    448,360
Options available for grant.....................   658,300    223,300    884,600
Weighted average exercise price of options
  exercisable...................................  $   1.00   $   1.00   $   1.00

     Changes in the options outstanding since July 1, 1997 are summarized in the following table (adjusted to reflect the 1998 100-for-1 stock split):

                                                                        WEIGHTED
                                                                        AVERAGE
                                              NUMBER OF                 EXERCISE
                                               SHARES     PRICE RANGE    PRICE
                                              ---------   -----------   --------
Balance of July 1, 1997.....................         --
Options granted.............................  1,008,400   $      1.00    $1.00
                                              ---------
Balance at December 31, 1997................  1,008,400   $      1.00    $1.00
Options granted.............................    735,000   $      1.00    $1.00
Options forfeited...........................         --
                                              ---------
Balance at December 31, 1998................  1,743,400   $      1.00    $1.00
Options granted.............................    212,000   $3.50-$4.50    $3.65
Options forfeited...........................   (140,000)  $      1.00    $1.00
                                              ---------
Balance at December 31, 1999................  1,815,400   $1.00-$4.50    $1.31
                                              =========

                            NEN LIFE SCIENCES, INC.

     The following table summarizes information about stock options outstanding as of December 31, 1999:

                                                           WEIGHTED                  WEIGHTED
                                            WEIGHTED        AVERAGE                   AVERAGE
        RANGE OF            NUMBER         REMAINING       EXERCISE      NUMBER      EXERCISE
     EXERCISE PRICE       OUTSTANDING   CONTRACTUAL LIFE     PRICE     EXERCISABLE     PRICE
------------------------  -----------   ----------------   ---------   -----------   ---------
$1.00...................   1,603,400          7.9            $1.00       448,360       $1.00
$3.50 to $4.50..........     212,000          9.4             3.65            --          --
                           ---------
$1.00 to $4.50..........   1,815,400          8.1             1.31       448,360       $1.00
                           =========

     During the first quarter of 2000 the Company sold 111,111 shares of common stock to its new Chief Executive Officer for $500,000 and issued options to purchase 563,547 shares of its common stock at $4.50 per share. In addition, it declared and paid a dividend to its shareholders of stock it had received in the first quarter 2000 from strategic alliance with a value of $537,000.

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Accordingly, no compensation cost has been recognized for the stock option plans.

     The Company's pro forma information is as follows (in thousands, except per share amounts):

                                                  JULY 1, 1997      YEAR ENDED
                                                     THROUGH       DECEMBER 31
                                                   DECEMBER 31    --------------
                                                      1997        1998    1999
                                                  -------------   ----   -------
Net income (loss)...............................     $(8,669)     $898   $16,969
Estimated pro forma compensation expense from
  stock options.................................         (18)      (64)      (81)
                                                     -------      ----   -------
Pro forma net income (loss).....................     $(8,687)     $834   $16,888
                                                     =======      ====   =======

Pro forma net income (loss) per share:
  Basic.........................................     $  (.57)     $.05   $  1.06
  Diluted.......................................     $  (.57)     $.05   $  1.02

     Compensation expense associated with an award is recognized over the vesting period of the related option grant. Therefore, the impact on pro forma net income/loss may not be representative of compensation expense in future years, when the effect of the amortization of multiple awards would be reflected in the pro forma net income/loss.

     The fair value of each option grant is estimated on the date of grant with the following weighted-average assumptions: dividend yield--none; risk-free interest rate--5.4% to 6.5%; and expected life--7-10 years. The weighted-average fair value of options granted in the 1997 Period, 1998 and 1999 was $.36, $.43 and $1.26, respectively. The weighted-average contractual life of options outstanding at December 31, 1997, 1998 and 1999 was 9.6 years, 8.9 years and 8.1 years, respectively.

11.  ACQUISITION OF ADVANCED BIOCONCEPT (1994) LTD.

     On October 31, 1998, the Company acquired all of the outstanding stock of Advanced Bioconcept (1994) Ltd. (ABL), a Canadian corporation, for $4 million in cash and issuance of the Warrant with a value of $300,000 (See Note 10). The Company also incurred transaction costs of $196,000 in connection with the acquisition. ABL designs, manufactures and markets fluorescent-labeled peptides for labeling and detection in research applications. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the total purchase price has been allocated to the assets acquired and the liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $3.3 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. The operating results of ABL are included in the Company's consolidated results of operations since October 31, 1998, and pro forma effects are not material.

                            NEN LIFE SCIENCES, INC.

     The net initial purchase price, including transaction costs, was allocated as follows (in thousands):

  Current assets............................................  $  799
  Current liabilities.......................................    (767)
  Property and equipment....................................      23
  Other assets..............................................     273
  Purchased in-process research and development.............   1,200
  Goodwill, patents and other intangibles...................   3,543
  Other liabilities.........................................    (325)
                                                              ------
  Purchase price............................................  $4,746
                                                              ======

     Of the purchase price, $1,470,000 was allocated to identifiable intangible assets including purchased research and development ($1,200,000) and patents ($270,000). The purchased research and development represents the value of ten projects related to specific product applications that were between 24% and 75% complete and had not reached technological feasibility. No alternative uses were identified prior to reaching technological feasibility because of the uniqueness of the specific product application. The purchased research and development was valued using a discounted cash flow method allocating the anticipated discounted cash flow between the portion that had been developed to date as compared to the total (approximately 35% was allocated to the completed development stage and 65% was allocated to the development to be completed). The calculation was based on the estimated revenue and expenses flowing from the completion of the R&D projects, future R&D required to maintain the projects in the forecast period and a working capital charge. The net cash flow was discounted to its present value using a risk adjusted cost of capital of 31.5%. The net result was then allocated 35% to the purchased research and development and 65% to the future research and development. The risk adjusted cost of capital reflected the additional risk related to Advanced Bioconcepts and its development stage business.

     Financial Accounting Standard Board Interpretation No. 4 requires that in-process R&D be charged to expense upon consummation of the purchase transaction. Accordingly, the $1.2 million allocated to in-process R&D was expensed in 1998.

     The purchase agreement includes additional contingent payments to the selling shareholders of ABL based on certain performance and development standards. The maximum contingent payout under the agreement is $9 million. The contingent payout includes $3 million tied to new product development, $2 million tied to achieving sales targets in the high throughput sales market (after which a percentage of sales will be paid) and $4 million tied to royalty on diagnostic sales. The contingent payouts must be earned within five years of closing for new product development and high throughput sales and within ten years of closing or within five years from the introduction of the first diagnostic product, whichever is earlier for the diagnostic revenue. The contingent liability will be recorded and goodwill increased accordingly as the payments are earned. Contingent payments of $250,000 and $1,275,000 have been earned related to new product development in 1998 and 1999, respectively.

12.  ACQUISITION OF NEN LIFE SCIENCE PRODUCTS BUSINESS

     Effective as of July 1, 1997, the Company's wholly owned subsidiary, NEN Life Sciences Products Inc., acquired substantially all of the assets of NEN Life Science Products Business from E.I. du Pont de Nemours and Company (DuPont).

     The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $3.2 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

                            NEN LIFE SCIENCES, INC.

     The net purchase price was allocated as follows (in thousands):

  Working capital..........................................  $32,331
  Property and equipment...................................   32,323
  Other assets.............................................   15,518
  Purchased in-process research and development............   10,000
  Goodwill.................................................    3,240
  Other liabilities........................................   (9,182)
                                                             -------
  Purchase price...........................................  $84,230
                                                             =======

     Of the purchase price, $16 million was allocated to identifiable intangible assets including purchased research and development ($10 million) and patents ($6 million). The purchased research and development represents the value of approximately 90 projects related to specific product applications that were in various stages of development and had not reached technological feasibility. No alternative uses were identified prior to reaching technological feasibility because of the uniqueness of the specific product applications. The purchased research and development was valued using the discounted cash flow method. The calculations were based on estimates of revenues and expenses flowing from the completion of the R&D projects, royalty charges related to the projects, future R&D required to maintain the products in the forecast period and a working capital charge. The net cash flow was discounted to its present value using risk adjusted cost of capital of 21% and the estimated cost to complete the R&D ($2.7 million) was subtracted from the result. The risk adjusted cost of capital was based on NEN's experience in research and development projects for new products which enable it to establish reasonable time frame and cost estimates.

     Financial Accounting Standards Board Interpretation No. 4 requires that in-process R&D be charged to expense upon consummation of the purchase transaction. Accordingly, the $10 million allocated to in-process R&D, net of related deferred taxes of $1,583,000, is reflected in retained earnings (deficit) at July 1, 1997 and is included as an expense in the period July 1, 1997 to December 31, 1997.

     The purchase agreement provides for additional contingent payments to DuPont to the extent that the Company's gross profit margin, as defined in the purchase agreement, from the products in the catalog at the time of acquisition or in the product pipeline exceeds specified levels over the subsequent five years. The gross margin targets, as defined, are $66.5 million in 2000 and $67.0 million in 2001 (the final year of the earn-out). The percentage of gross margin over these targets to be paid as earn-out is 95% in 2000 and 100% in 2001, subject to a cap of $14.3 million for 2000 and $13.5 million plus the lesser of $4.1 million or the amount unpaid under the cap for 2000. Products developed since July 1997 are not included in the calculation. Gross margin for the year ended December 31, 1999, as defined in the agreement, was $58.2 million. The timing of such payments, to the extent earned, are subject to cash availability under the Company's financing arrangements. The contingent payment liability will be recorded if earned. No contingent payments have been earned in the 1997 Period, 1998 or 1999.

13.  RELATED PARTY TRANSACTIONS

     In connection with the NEN acquisition (see Note 12), the Company paid $3.0 million in fees and expenses to its primary stockholder. The Company also paid to the primary stockholder management fees of $346,000, $711,000 and $732,000 for the 1997 Period, 1998 and 1999, respectively. In addition, the Company reimbursed the primary stockholder for expenses incurred for the benefit of the Company aggregating $114,000 and $20,000 during 1998 and 1999, respectively.

14.  OPERATIONS BY INDUSTRY SEGMENTS AND GEOGRAPHIC AREA

     NEN is a global provider of products, services and technologies for life science research in the field of functional genomics, high throughput screening and drug discovery. Products share similar distribution and manufacturing resources and are marketed and sold to the research community. Operating results are assessed on an aggregate basis.

                            NEN LIFE SCIENCES, INC.

     Consequently, as permitted by the provisions of Statement 131, Disclosure About Segments of an Enterprise and Related Information, the Company has one reportable segment for financial statement purposes.

     Net sales, based on the point of sale, not the location of the customer, and long-lived and net assets by geographic area, are as follows (in thousands):

                                                                                                 THREE MONTHS
                                                         JULY 1, 1997        YEAR ENDED              ENDED
                                                            THROUGH         DECEMBER 31            MARCH 31
                                                          DECEMBER 31    ------------------    ------------------
                                                             1997         1998       1999       1999       2000
                                                         -------------   -------   --------    ------    --------
Sales to unaffiliated customers:                                                                 (Unaudited)
  North America........................................     $35,609      $73,049   $ 80,266    $20,374   $23,331
  Europe...............................................       9,806       21,735     23,588      6,497     5,956
                                                            -------      -------   --------    -------   -------
                                                            $45,415      $94,784   $103,854    $26,871   $28,987
                                                            =======      =======   ========    =======   =======

                                                                    DECEMBER 31                  MARCH 31
                                                         ----------------------------------    ------------
                                                             1997         1998       1999          2000
                                                         -------------   -------   --------    ------------
                                                                                                (Unaudited)
Long-lived assets:
  North America........................................     $46,878      $55,774   $ 64,192       $67,298
  Europe...............................................       1,718        1,907      1,695         1,626
                                                            -------      -------   --------       -------
                                                            $48,596      $57,681   $ 65,887       $68,924
                                                            =======      =======   ========       =======
Net assets:
  North America........................................     $ 1,833      $ 3,051   $ 20,543       $15,757
  Europe...............................................       5,328        5,435      4,575         4,203
                                                            -------      -------   --------       -------
                                                            $ 7,161      $ 8,486   $ 25,118       $19,960
                                                            =======      =======   ========       =======


     European operations are represented by subsidiaries located in the United Kingdom, France, Switzerland, Belgium, Germany, the Netherlands and Italy.

                            NEN LIFE SCIENCES, INC.

15.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands except per share amounts):

                                                                                                       THREE MONTHS
                                                              JULY 1, 1997       YEAR ENDED                ENDED
                                                                 THROUGH         DECEMBER 31              MARCH 31
                                                               DECEMBER 31    -----------------      ------------------
                                                                  1997         1998      1999          1999      2000
                                                              -------------   -------   -------      -------    -------
                                                                                                        (Unaudited)
Numerator:
  Net income (loss).........................................     ($8,669)     $   898   $16,969      $   843    $(5,494)
                                                                 =======      =======   =======      =======    =======
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares.......................      15,280       15,979    15,961       15,980     16,021
  Dilutive employee stock options and stock warrant.........          --           14       625           49         --
                                                                 -------      -------   -------      -------    -------
  Denominator for diluted earnings per share -- adjusted
     weighted-average shares and assumed conversions........      15,280       15,993    16,586       16,029     16,021
                                                                 =======      =======   =======      =======    =======
Net income (loss) per share:
  Basic.....................................................     $  (.57)     $   .06   $  1.06      $   .05    $  (.34)
  Diluted...................................................     $  (.57)     $   .06   $  1.02      $   .05    $  (.34)

16.  SUBSEQUENT EVENT

     On February 29, 2000, the Company acquired all of the outstanding stock of Receptor Biology Inc. (RB), a Delaware corporation, for $8.5 million in cash and a $3.5 million promissory note. The $3.5 million promissory note is payable in two equal installments, on the first and second anniversaries of the acquisition. Interest is calculated in arrears at an average two-year treasury rate, and is payable with the principal installment payments.

     RB specializes in cloning and expressing G-protein coupled receptors (GPCR) and developing assays for GPCR. RB products currently include 47 GPCR products, specific cell lines and cell culture (clone expression services). RB products are sold worldwide and its customers are among the largest pharmaceutical companies in the world.

     RB had net sales of $3.9 million and net income of $.7 million for the year ended December 31, 1999. The acquisition will be accounted for using the purchase method of accounting. The Company is currently in the process of completing the purchase price allocation. The initial purchase price has been allocated to the assets acquired and the liabilities assumed based on their fair value at the date of acquisition. The excess of the initial purchase price over the fair value of the net assets acquired was $4.3 million and has been recorded as goodwill, which is being amortized on a straight-basis over 20 years. The operating results of Receptor Biology are included in the Company's consolidated results of operations since February 29, 2000, and pro forma effects are not material.

                            NEN LIFE SCIENCES, INC.

     The net initial purchase price, including transaction costs, were allocated as follows (in thousands):

Current assets.............................................  $ 2,992
Current liabilities........................................     (796)
Property and equipment.....................................      582
Purchased in-process research and development..............    1,010
Goodwill and other intangibles.............................   11,491
Long-term liabilities......................................   (2,985)
                                                             -------
Purchase price.............................................  $12,294
                                                             =======

     Of the purchase price, $8,232,000 was allocated to identifiable intangible assets including purchased research and development ($1,010,000), existing technology ($6,680,000), assembled workforce ($430,000) and license agreements ($112,000). The purchased research and development represents the value of 14 projects related to specific product applications that were between 60% and 75% complete and had not reached technological feasibility. No alternative uses were identified prior to reaching technological feasibility because of the uniqueness of the specific product application. The purchased research and development was valued using a discounted cash flow model allocating the anticipated discounted cash flow between the portion that had been developed to date as compared to the total. The calculation was based on the estimated revenues and expenses flowing from the completion of the R&D products, royalty charges related to the product, future R&D required to maintain the projects in the forecast period and a working capital charge. The net cash flow was discounted to its present value using a risk adjusted cost of capital of 23.7%. The net result was allocated between the purchased research and development (67%) and future research and development (33%).

     On June 12, 2000, the Company announced it will be acquired in a purchase transaction, which is expected to close early in the third quarter of 2000.